THIS WARRANT AND THE SHARES OF COMMON STOCK PURCHASABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL IN REASONABLY ACCEPTABLE FORM AND SCOPE REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION, QUALIFICATION OR OTHER SUCH ACTIONS ARE NOT REQUIRED UNDER ANY SUCH LAWS. THE OFFERING OF THIS SECURITY HAS NOT BEEN REVIEWED OR APPROVED BY ANY STATE'S SECURITIES ADMINISTRATOR. THIS WARRANT AND THE SHARES OF COMMON STOCK PURCHASABLE HEREUNDER ARE ALSO SUBJECT TO A STOCKHOLDERS AGREEMENT, DATED AS OF JULY 8, 1997, AS AMENDED, BY AND AMONG THE COMPANY AND THE OTHER PARTIES LISTED THEREIN, COPIES OF WHICH ARE ON FILE WITH THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST AND WITHOUT CHARGE.

                                                            Dated: July 5, 1998

                                    WARRANT

               To Purchase 200,000 Shares of Class A Common Stock

                        CAPSTAR BROADCASTING CORPORATION

                             EXPIRING MAY 31, 2003

         THIS IS TO CERTIFY THAT, for value received, D. Geoffrey Armstrong, or registered assigns as a holder (the "Holder") of this Warrant (the "Warrant") is entitled to purchase from the Company (as hereinafter defined) at the place where the Warrant Agency (as hereinafter defined) is located, at the Exercise Price (as hereinafter defined), 200,000 shares (the "Warrant Shares") of Class A Common Stock, par value $.01 per share (the "Common Stock"), of the Company, subject to adjustment and upon the terms and conditions as hereinafter provided.

         Certain terms used in this Warrant are defined in Article V.

                                   ARTICLE I
                              EXERCISE OF WARRANTS

         1.1 Method of Exercise. To exercise this Warrant in whole or in part, the Holder shall deliver to the Company, at the Warrant Agency, (a) this Warrant, (b) a written notice, in substantially the form of the Subscription Notice attached hereto as Annex A, of such Holder's election to exercise this Warrant, which notice shall specify (i) the number of shares of Common Stock to be purchased under the Warrant, (ii) the denominations of the share certificate or certificates desired, and (iii) the name or names in which such certificates are to the registered, (c) if the Common Stock to be received upon the exercise of this Warrant has not been registered under the Securities Act, a written certification in substantially the form of the Certification attached hereto as Annex B, and (d) payment of the Exercise Price with respect to such shares. Such payment may be made, at the option of the Holder, by cash, money order, certified or bank cashier's check or wire transfer.

         The Company shall, as promptly as practicable and in any event within five Business Days thereafter, execute and deliver or cause to be executed and delivered, in accordance with such notice, a certificate or certificates representing the aggregate number of shares of Common Stock specified in said notice. The share certificate or certificates so delivered shall be in such denominations as may be specified in such notice or, if such notice shall not specify denominations, shall be in the amount of the number of shares of Common Stock for which the Warrant is being exercised, and shall be issued in the name of the Holder or such other name or names as shall be designated in such notice. Such certificate or certificates shall be deemed to have been issued, and such Holder or any other Person so designated to be named therein shall be deemed for all purposes to have become a holder of record of such shares, as of the date the aforementioned notice is received by the Company. If this Warrant shall have been exercised only in part, the Company shall, at the time of delivery of the certificate or certificates, deliver to the Holder a new Warrant evidencing the rights to purchase the remaining shares of Common Stock called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant, or, at the request of the Holder, appropriate notation may be made on this Warrant which shall then be returned to the Holder. The Company shall pay all expenses, taxes (if any) and other charges payable in connection with the preparation, issuance and delivery of share certificates and a new Warrant, except that, if share certificates or a new Warrant shall be registered in a name or names other than the name of the Holder, funds sufficient to pay all transfer taxes payable as a result of such transfer shall be paid by the Holder at the time of delivering the aforementioned notice of exercise or promptly upon receipt of a written request of the Company for payment.

         1.2 Shares To Be Fully Paid and Nonassessable. All shares of Common Stock issued upon the exercise of this Warrant shall be validly issued, fully paid and nonassessable and free from all preemptive rights of any stockholder, and from all taxes.

         1.3 No Fractional Shares To Be Issued. The Company shall not be required to issue fractions of shares of Common Stock upon exercise of this Warrant. If any fraction of a share would, but for this Section, be issuable upon any exercise of this Warrant, in lieu of such fractional share the Company shall pay to the Holder, in cash, an amount equal to such fraction of the Fair Market Value per share of Common Stock of the Company on the Business Day immediately prior to the date of such exercise.

         1.4 Share Legend. Each certificate for shares of Common Stock issued upon exercise of this Warrant, unless at the time of exercise such shares are registered under the Securities Act, shall bear the following legend:

         "This security has not been registered under the Securities Act of 1933, as amended, or under the securities laws of any state or other jurisdiction and may not be sold, offered for sale or otherwise transferred unless registered or qualified under said Act and applicable state securities laws or unless the Company receives an opinion of counsel in reasonably acceptable form and scope reasonably satisfactory to the Company that registration, qualification or other such actions are not required under any such laws. The offering of this security has not been reviewed or approved by any state securities administrator.

         Any certificate issued at any time in exchange or substitution for any certificate bearing such legend (except a new certificate issued upon completion of a public distribution pursuant to a registration statement under the Securities Act) shall also bear such legend unless, in the opinion of counsel selected by the holder of such certificate and reasonably acceptable to the Company, the securities represented thereby are no longer subject to restrictions on resale under the Securities Act.

         1.5 Reservation; Authorization. The Company has reserved and will keep available for issuance upon exercise of this Warrant the total number of shares of Common Stock deliverable upon exercise of this Warrant from time to time outstanding. The issuance of such shares has been duly and validly authorized and, when issued and sold in accordance with this Warrant, such shares will be duly and validly issued, fully paid and nonassessable.

                                   ARTICLE II

                       WARRANT AGENCY; TRANSFER, EXCHANGE
                          AND REPLACEMENT OF WARRANTS

         2.1 Warrant Agency. At any time after a public offering of Common Stock registered under the Securities Act, the Company may promptly appoint and thereafter maintain, at its own expense, an agency in New York, New York, which agency may be the Company's then existing transfer agent (the "Warrant Agency"), for certain purposes specified herein, and shall give prompt notice of such appointment (and appointment of any successor Warrant Agency) to the Holder. Until an independent Warrant Agency is so appointed, the Company shall perform the obligations of the Warrant Agency provided herein at its address as specified on the signature page hereto or such other address as the Company shall specify by notice to the Holder.

         2.2 Ownership of Warrant. The Company may deem and treat the Person in whose name this Warrant is registered as the Holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by any Person other than the Warrant Agency) for all purposes and shall not be affected by any notice to the contrary, until presentation of this Warrant for registration of transfer as provided in this Article II.

         2.3 Transfer of Warrant. The Company agrees to maintain at the Warrant Agency books for the registration of transfers of the Warrants, and transfer of this Warrant and all rights hereunder shall be registered, in whole or in part, on such books, upon surrender of this Warrant at the Warrant Agency, together with a written assignment of this Warrant duly executed by the Holder or his duly authorized agent or attorney, with (unless the Holder is the original Holder or another institutional investor) signatures guaranteed by a bank or trust company or a broker or dealer registered with the NASD, and funds sufficient to pay any transfer taxes payable upon such transfer. Upon surrender the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in the instrument of assignment, and this Warrant shall promptly be canceled. The Warrant Agency shall not be required to register any transfers if the Holder fails to furnish to the Company, after a request therefor, an opinion of counsel (who may be an employee of such Holder) reasonably satisfactory to the Company that such transfer is exempt from the registration requirements of the Securities Act and applicable blue sky laws.

         2.4 Division of Warrant. This Warrant may be divided upon surrender hereof to the Warrant Agency, together with a written notice specifying the names and denominations in which the new Warrants are to be issued, signed by the Holder. Subject to compliance with Section 2.3 as to any transfer which may be involved in the division, the Company shall execute and deliver new Warrants in exchange for the Warrant or Warrants to be divided in accordance with such notice.

         2.5 Loss, Theft, Destruction or Mutilation of Warrants. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same aggregate number of shares of Common Stock as provided for in such lost, stolen, destroyed or mutilated Warrant.

         2.6 Expenses of Delivery of Warrants. The Company shall pay all expenses, taxes (other than transfer taxes) and other charges payable in connection with the preparation, issuance and delivery of this Warrant and the Common Stock issuable hereunder.

                                  ARTICLE III

                                 CERTAIN RIGHTS

         3.1      Exercise.

                  (a) Except as otherwise provided in Sections 3.2 and 3.3, the Warrant Shares shall become "Vested Warrant Shares" with respect to 20% of the Warrant Shares on the first anniversary of the date of this Warrant, and 1/60th of the Warrant Shares shall vest and become Vested Warrant Shares on the last day of each calendar month thereafter, so that all of the Warrant Shares shall be vested and become Vested Warrant Shares 60 months after the date of this Warrant.

                  (b) Except as otherwise provided in Sections 3.2 and 3.3, this Warrant shall become exercisable to acquire Vested Warrant Shares at any time or from time to time after the date on which the average Fair Market Value of the Common Stock, calculated on a daily basis (when added to any cash consideration attributable to any prior Capital Reorganization), equals or exceeds $60.00 per share (the "Exercisability Value") for a period of 180 consecutive days (excluding non- Business Days for purposes of calculating the average Fair Market Value during such 180-day period) during the period from (and including) April 1, 1998 through (and including) May 31, 2003. Upon the completion of a Common Stock Reorganization, the Exercisability Value shall be adjusted, effective immediately after the record date at which the holders of shares of Common Stock are determined for purposes of such Common Stock Reorganization, to a dollar amount determined by multiplying the Exercisability Value in effect immediately prior to such record date by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on such record date before giving effect to such Common Stock Reorganization and the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such Common Stock Reorganization.

                  (c) Notwithstanding clauses (a) and (b), the Warrant Shares shall become Vested Warrant Shares, and this Warrant shall become exercisable, immediately preceding the consummation of a Sale of the Company.

                  (d) Except as otherwise provided in Section 3.2, the unexercised portion of this Warrant, if any, will automatically, and without notice, terminate and become null and void at 5:00 p.m., Dallas, Texas time, on the later to occur of May 31, 2003 or the 90th day after this Warrant becomes exercisable.

         3.2      Termination of Employment.  Notwithstanding Section 3.1:

                  (a) Upon the termination of the Initial Holder's employment with the Company or any Related Entity due to the Initial Holder's death, the Warrant Shares shall become Vested Warrant Shares on the Date of Termination. If this Warrant has become exercisable on or before the Date of Termination, then the Holder (or, in the case of the Initial Holder, the Holder's estate or any person who acquired the right to exercise this Warrant by bequest or inheritance or otherwise by reason of the Holder's death) may, until the earlier to occur of 5:00 p.m., Dallas, Texas time, on May 31, 2003 or the first anniversary of the Date of Termination, exercise this Warrant with respect to all or any part of the Vested Warrant Shares; provided, however, that in no event will the Holder (or, in the case of the Initial Holder, the Holder's estate or any person who acquired the right to exercise this Warrant by bequest or inheritance or otherwise by reason of the Holder's death) have less than 90 days after the Date of Termination to exercise this Warrant. If this Warrant has not become exercisable on or before the Date of Termination, then (i) this Warrant shall remain in full force and effect until May 31, 2003 and (ii) if this Warrant becomes exercisable on or before May 31, 2003, then the Holder (or, in the case of the Initial Holder, the Holder's estate or any person who acquired the right to exercise this Warrant by bequest or inheritance or otherwise by reason of the Holder's death) may, until the earlier to occur of 5:00 p.m., Dallas, Texas time, on May 31, 2003 or the first anniversary of the date on which this Warrant becomes exercisable, exercise this Warrant with respect to all or any part of the Vested Warrant Shares; provided, however, that in no event will the Holder (or, in the case of the Initial Holder, the Holder's estate or any person who acquired the right to exercise this Warrant by bequest or inheritance or otherwise by reason of the Holder's death) have less than 90 days to exercise this Warrant.

                  (b) Upon the termination of the Initial Holder's employment with the Company or any Related Entity due to the Initial Holder's Disability, the Warrant Shares shall become Vested Warrant Shares on the Date of Termination. If this Warrant has become exercisable on or before the Date of Termination, then the Holder (or, in the case of the Initial Holder, the Holder's legal representatives) may, until the earlier to occur of 5:00 p.m., Dallas, Texas time, on May 31, 2003 or the first anniversary of the Date of Termination, exercise this Warrant with respect to all or any part of the Vested Warrant Shares; provided, however, that in no event will the Holder (or, in the case of the Initial Holder, the Holder's legal representatives) have less than 90 days after the Date of Termination to exercise this Warrant. If this Warrant has not become exercisable on or before the Date of Termination, then (i) this Warrant shall remain in full force and effect until May 31, 2003 and (ii) if this Warrant becomes exercisable on or before May 31, 2003, then the Holder (or, in the case of the Initial Holder, the Holder's legal representatives) may, until the earlier to occur of 5:00 p.m., Dallas, Texas time, on May 31, 2003 or the first anniversary of the date on which this Warrant becomes exercisable, exercise this Warrant with respect to all or any part of the Vested Warrant Shares; provided, however, that in no event will the Holder (or, in the case of the Initial Holder, the Holder's legal representatives) have less than 90 days to exercise this Warrant.

                  (c) Upon the termination of the Initial Holder's employment with the Company or any Related Entity due to the Initial Holder's termination of employment for Cause or the Initial

Holder's resignation for other than Good Reason, the Holder shall forfeit all of the Holder's rights under this Warrant, except as to those Warrant Shares already purchased, and this Warrant shall automatically, and without notice, terminate and become null and void at 5:00 p.m., Dallas, Texas time, on the Date of Termination.

                  (d) Upon the termination of the Initial Holder's employment with the Company or any Related Entity due to the Initial Holder's termination of employment without Cause or the Initial Holder's resignation for Good Reason and, in either case, without a Board Determination, the Warrant Shares shall become Vested Warrant Shares on the Date of Termination. If this Warrant has become exercisable on or before the Date of Termination, then the Holder may, until the earlier to occur of 5:00 p.m., Dallas, Texas time, on May 31, 2003 or the 90th day after the Date of Termination, exercise this Warrant with respect to all or any part of the Vested Warrant Shares; provided, however, that in no event will the Holder have less than 90 days after the Date of Termination to exercise this Warrant. If this Warrant has not become exercisable on or before the Date of Termination, then (i) this Warrant shall remain in full force and effect until May 31, 2003 and (ii) if this Warrant becomes exercisable on or before May 31, 2003, then the Holder may, until the earlier to occur of 5:00 p.m., Dallas, Texas time, on May 31, 2003 or the 90th day after the date on which this Warrant becomes exercisable, exercise this Warrant with respect to all or any part of the Vested Warrant Shares; provided, however, that in no event will the Holder have less than 90 days to exercise this Warrant.

                  (e) Upon the termination of the Initial Holder's employment with the Company or any Related Entity due to the Initial Holder's termination of employment without Cause or the Initial Holder's resignation for Good Reason and, in either case, with a Board Determination, no additional Warrant Shares shall vest after the Date of Termination. If this Warrant has become exercisable on or before the Date of Termination, then the Holder may, until the earlier to occur of 5:00 p.m., Dallas, Texas time, on May 31, 2003 or the 30th day after the Date of Termination, exercise this Warrant with respect to all or any part of the Vested Warrant Shares; provided, however, that in no event will the Holder have less than 30 days after the Date of Termination to exercise this Warrant. If this Warrant has not become exercisable on or before the Date of Termination, then (i) this Warrant shall remain in full force and effect until May 31, 2003, and (ii) if this Warrant becomes exercisable on or before May 31, 2003, then the Holder may, until the earlier to occur of 5:00 p.m., Dallas, Texas time, on May 31, 2003 or the 30th day after the date on which this Warrant becomes exercisable, exercise this Warrant with respect to all or any part of the Vested Warrant Shares; provided, however, that in no event will the Holder have less than 30 days to exercise this Warrant.

                  (f) If, pursuant to Section 3.3, this Warrant shall terminate earlier than provided for in this Section 3.2, then the provisions of Section
3.3 shall prevail.

         3.3 Termination of Warrant. Notwithstanding any provision of this Warrant to the contrary, this Warrant shall expire and no longer be exercisable upon either (a) the consummation of a Sale of the Company or (b) the consummation of a Capital Reorganization in which (i) the stockholders of the Company receive only cash consideration for each share of common stock of the Company held by such stockholder that is less (when added to any cash consideration attributable to any prior Capital Reorganization) than the Qualifying Cash Consideration, (ii) a majority of directors of the purchaser or surviving entity in such Capital Reorganization consists of persons who are not Continuing Directors, and (iii) such purchaser or surviving entity is not a member of the

HMC Group. The Company shall give the Holder reasonable prior notice of the consummation of a Capital Reorganization. Appropriate per share adjustments shall be made to take into account, on a comparable per share basis, any cash consideration attributable to any prior Capital Reorganization.

         3.4 Stockholders Agreement. This Warrant and the Common Stock issuable upon exercise of this Warrant is subject to a Stockholders Agreement dated as of July 8, 1997, as amended, by and among the Company and the other parties listed therein (the "Stockholders Agreement"). The Company shall keep a copy of the Stockholders Agreement, and any amendments thereto, at the Warrant Agency and shall furnish copies thereof to the Holder upon request.

         3.5 Notice of Fair Market Value. Upon each determination of Fair Market Value hereunder (other than a determination relating solely to setting the value of fractional shares), the Company shall promptly give notice thereof to the Holder.

                                   ARTICLE IV

                            ANTIDILUTION PROVISIONS

         4.1 Adjustments Generally. The Exercise Price and the number of shares of Common Stock (or other securities or property) issuable upon exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events, as provided in this Article IV.

         4.2 Common Stock Reorganization. If the Company shall after the date of issuance of this Warrant subdivide its outstanding shares of Common Stock into a greater number of shares or consolidate its outstanding shares of Common Stock into a smaller number of shares (any such event being called a "Common Stock Reorganization"), then (a) the Exercise Price shall be adjusted, effective immediately after the record date at which the holders of shares of Common Stock are determined for purposes of such Common Stock Reorganization, to a price determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on such record date before giving effect to such Common Stock Reorganization and the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such Common Stock Reorganization, and (b) the number of shares of Common Stock subject to purchase upon exercise of this Warrant shall be adjusted, effective at such time, to a number determined by multiplying the number of shares of Common Stock subject to purchase immediately before such Common Stock Reorganization by a fraction, the numerator of which shall be the number of shares outstanding after giving effect to such Common Stock Reorganization and the denominator of which shall be the number of shares of Common Stock outstanding immediately before such Common Stock Reorganization.

         4.3 Capital Reorganization. If after the date of issuance of this Warrant there shall be any consolidation or merger to which the Company is a party (whether or not the Company is the surviving entity), other than a consolidation or a merger in which the Company is a continuing corporation and which does not result in any reclassification of, or change (other than a Common Stock Reorganization or a change in par value), in, outstanding shares of Common Stock, or any sale, assignment, lease, exchange, conveyance or other transfer (in one transaction or series of related transactions) of the property of the Company as an entirety or substantially as an entirety or all or substantially all of the outstanding equity securities of the Company to any person or group of related persons for the purposes of Section 13(d) of the Exchange Act (any such event being called a "Capital Reorganization"), then, effective upon the effective date of such Capital Reorganization, the Holder shall have the right to purchase, upon exercise of this Warrant, the kind and amount of shares of stock and other securities and property (including cash) which the Holder would have owned or have been entitled to receive after such Capital Reorganization if this Warrant had been exercised immediately prior to such Capital Reorganization. As a condition to effecting any Capital Reorganization, the Company or the successor or surviving corporation, as the case may be, shall execute and deliver to the Holder an agreement as to the Holder's rights in accordance with this Section 4.3, providing for subsequent adjustments as nearly equivalent as may be practicable to the adjustments provided for in this
Article IV. The provisions of this Section 4.3 shall similarly apply to successive Capital Reorganizations.

         4.4 Certain Other Events. If any event occurs after the date of issuance of this Warrant as to which the foregoing provisions of this Article IV are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board of Directors of the Company (the "Board"), fairly protect the purchase rights of the Holder in accordance with the essential intent and principles of such provisions, then the Board shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the Board, to protect such purchase rights as aforesaid.

         4.5 Adjustment Rules. (a) Any adjustments pursuant to this Article IV shall be made successively whenever an event referred to herein shall occur.

         (b) If the Company shall set a record date to determine the holders of shares of Common Stock for purposes of a Common Stock Reorganization or Capital Reorganization, and shall legally abandon such action prior to effecting such action, then no adjustment shall be made pursuant to this Article IV in respect of such action.

         (c) No adjustment in the amount of shares purchasable upon exercise of this Warrant or in the Exercise Price shall be made hereunder unless such adjustment increases or decreases such amount or price by one percent or more, but any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which together with any adjustments so carried forward shall serve to adjust such amount or price by one percent or more.

         (d) No adjustment in the Exercise Price shall be made hereunder if such adjustment would reduce the exercise price to an amount below par value of the Common Stock, which par value shall initially be $.01 per share of Common Stock.

         4.6 Notice of Adjustment. The Company shall give the Holder reasonable notice of the record date or effective date, as the case may be, of any action which requires or might require an adjustment or readjustment pursuant to this
Article IV. Such notice shall describe such event in reasonable detail and specify the record date or effective date, as the case may be, and, if determinable, the required adjustment and the computation thereof. If the required adjustment is not determinable at the time of such notice, the Company shall give reasonable notice to the Holder of such adjustment and computation promptly after such adjustment becomes determinable.

                                    ARTICLE V

                                   DEFINITIONS

         The following terms, as used in this Warrant, have the following respective meanings:

         "Affiliate", means, with respect to any Person, any Person who, directly or indirectly, controls, is controlled by or is under common control with that Person.

         "Board Determination" shall have the meaning set forth in Section 3(b) of the Employment Agreement.

         "Business Day" shall mean (a) if any class of common stock of the Company is listed or admitted to trading on a national securities exchange, a day on which the principal national securities exchange on which such class of common stock of the Company is listed or admitted to trading is open for business or (b) if no class of common stock of the Company is so listed or admitted to trading, a day on which the New York Stock Exchange is open for business.

         "Capital Reorganization" shall have the meaning set forth in Section
4.3.

         "Cause" shall have the meaning set fort in Section 3(b) of the Employment Agreement.

         "Closing Price" with respect to any security on any day means (a) if such security is listed or admitted for trading on a national securities exchange, the reported last sales price regular way or, if no such reported sale occurs on such day, the average of the closing bid and asked prices regular way on such day, in each case as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such class of security is listed or admitted to trading, or (b) if such security is not listed or admitted to trading on any national securities exchange, the last quoted sales price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market on such day as reported by NASDAQ or any comparable system then in use or, if not so reported, as reported by any New York Stock Exchange member firm reasonably selected by the Company for such purpose.

         "Common Stock" shall have the meaning set forth in the first paragraph of this Warrant.

         "Common Stock Reorganization" shall have the meaning set forth in
Section 4.2.

         "Company" shall mean Capstar Broadcasting Corporation, a Delaware corporation, or any entity which is the continuing corporation of a consolidation of merger to which the Company is a party or to which the Company sells or conveys the property of the Company as an entirety or substantially as an entirety.

         "Continuing Director" means, as of the date of determination, any person who (i) was a member of the Board immediately prior to the date of determination or (ii) is a designee or member of the HMC Group.

         "Date of Termination" shall have the meaning set forth in Section 3(e) of the Employment Agreement.

         "Disability" shall have the meaning set forth in Section 3(a) of the Employment Agreement.

         "Employment Agreement" means that certain Executive Employment Agreement dated as of July 5, 1998, by and between Capstar Employee Management Company, Inc. and the Initial Holder, a copy of which is attached as Annex C hereto.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any similar or successor federal statute, and the rules and regulations of the Securities and Exchange Commission (or its successor) thereunder, all as the same shall be in effect at the time.

         "Exercisability Value" shall have the meaning set forth in Section 3.1(b).

         "Exercise Price" means a per share price of $14.00.

         "Fair Market Value" means the fair market value of the business or property in question, as determined in good faith by the Board; provided, however, that the Fair Market Value of any security for which a Closing Price is available shall be the Market Price of such security.

         "Good Reason" shall have the meaning set forth in Section 3(c) of the Employment Agreement.

         "Holder" shall have the meaning set forth in the first paragraph of this Warrant. The term Holders shall refer to all Holders of Warrants.

         "HMC Group" means HMTF and its Affiliates and its and their respective officers, directors, and employees (and members of their respective families (other than R. Steven Hicks) and trusts for the primary benefit of such family members).

         "HMTF" means Hicks, Muse, Tate & Furst Incorporated.

         "Initial Holder" means D. Geoffrey Armstrong.

         "IPO Offering Price" means the initial public offering price per share of Common Stock in a Qualified IPO, prior to deducting any underwriters' discounts and commissions from such offering price.

         "Market Price", with respect to any security on any day, means the average of the daily Closing Prices of a share or unit of such security for the 20 consecutive Business Days ending on the most recent Business Day for which a Closing Price is available; provided, however, that for purposes of determining Fair Market Value as used in Section 3.1(b), "Market Price" means the daily Closing Price of a share of Common Stock on the date of determination; provided further, however, that in the event that, in the case of Common Stock, the Market Price is determined following the announcement by the Company of any subdivision, combination or reclassification of Common Stock or the record date for such subdivision, combination or reclassification, then, and in each such case, the Market Price shall be appropriately adjusted to reflect the current market price per share equivalent of Common Stock.

         "NASD" means The National Association of Securities Dealers, Inc.

         "NASDAQ" means The National Association of Securities Dealers, Inc. Automated Quotation System.

         "Person" or "person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

         "Qualified IPO"means a firm commitment underwritten public offering of Common Stock for cash pursuant to a registration statement under the Securities Act where the aggregate proceeds to the Company prior to deducting any underwriters' discounts and commissions from such offering and any similar prior public offerings exceed $200 million.

         "Qualifying Cash Consideration" means cash consideration for each share of common stock of the Company received pursuant to a Capital Reorganization that equals or exceeds the lesser of (i) the Exercisability Value or (ii) the greater of (A) the Exercise Price compounded at an annual rate of 30% for the period from April 3, 1998 to the end of the calendar month immediately preceding the consummation of such Capital Reorganization or (B) a per share amount equal to the IPO Offering Price compounded at an annual rate of 20% for the period from the date on which a Qualified IPO is consummated to the end of the calendar month immediately preceding the consummation of such Capital Reorganization.

         "Related Entity" means any direct or indirect subsidiary of the Company now existing or hereafter formed or acquired, any entity that directly or indirectly owns the outstanding capital stock of the Company, and any entity that issues equity securities to or at the direction of the Holder upon exercise of this Warrant.

         "Sale of the Company" means a Capital Reorganization in which (i) the stockholders of the Company receive cash consideration for each share of common stock of the Company held by such stockholder that (when added to any cash consideration attributable to any prior Capital Reorganization) equals or exceeds the Qualifying Cash Consideration, (ii) a majority of directors of the purchaser or surviving entity in such Capital Reorganization consists of persons who are not Continuing Directors, and (iii) such purchaser or surviving entity is not a member of the HMC Group. Appropriate per share adjustments shall be made to take into account, on a comparable per share basis, any cash consideration attributable to any prior Capital Reorganization.

         "Securities Act" shall mean the Securities Act of 1933 and any similar or successor federal statute, and the rules and regulations of the Securities and Exchange Commission (or its successor) thereunder, all as the same shall be in effect at the time.

         "Stockholders Agreement" shall have the meaning set forth in Section
3.4.

         "Vested Warrant Shares" shall have the meaning set forth in Section
3.1 (a).

         "Warrant Agency" shall have the meaning set forth in Section 2.1.

         "Warrant" shall have the meaning set forth in the first paragraph of this Warrant. The term Warrants shall refer to the Warrants resulting in any subdivision of this Warrant.

         "Warrant Shares" shall have the meaning set forth in the first paragraph of this Warrant.

                                   ARTICLE VI
                                  MISCELLANEOUS

         6.1 Notices. All notices, requests, consents and other communications provided for herein shall be in writing and shall be effective upon delivery in person, faxed or telecopied, or mailed by certified or registered mail, return receipt requested, postage pre-paid, to the addresses specified on the signature pages hereto or, in any case, at such other address or addresses as shall have been furnished in writing to the Company (in the case of a Holder) or to the Holder (in the case of the Company) in accordance with the provisions of this paragraph.

         6.2 Waivers; Amendments. No failure or delay of the Holder in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Holder are cumulative and not exclusive of any rights or remedies which it would otherwise have. The provisions of this Warrant may be amended, modified or waived with (and only with) the written consent of the Company and Holders who collectively hold Warrants to purchase a majority of the Common Stock subject to purchase upon exercise of such Warrants at the time outstanding.

         Any such amendment, modification or waiver effected pursuant to this Section shall be binding upon the Holders, upon each future Holder thereof and upon the Company. In the event of any such amendment, modification or waiver the Company shall give prompt notice thereof to all Holders and, if appropriate, notation thereof shall be made on all Warrants thereafter surrendered for registration of transfer or exchange.

         No notice or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

         6.3 Governing Law. This Warrant shall be construed in accordance with and governed by the laws of the State of Delaware.

         6.4 Severability. In case any one or more of the provisions contained in this Warrant shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

         6.5 Section Headings. The sections headings used herein are for convenience of reference only, are not part of this Warrant and are not to affect the construction of or be taken into consideration in interpreting this Warrant.

         6.6 No Rights as Stockholder. This Warrant shall not entitle the Holder to any rights as a stockholder of the Company.

         6.7 Employment Agreement. In the event of any conflict or inconsistency between the terms and conditions of this Warrant and the terms and conditions of the Employment Agreement, the terms and conditions of this Warrant shall be controlling.

         IN WITNESS WHEREOF, the Company has caused this Warrant to be executed in its corporate name by one of its officers thereunto duly authorized, effective as of the day and year first above written.

                                       CAPSTAR BROADCASTING CORPORATION


                                       By: /s/ WILLIAM S. BANOWSKY, JR.
                                          -------------------------------------
                                                 William S. Banowsky, Jr.
                                                 Executive Vice President

                                        Address:          600 Congress Avenue
                                                          Suite 1400
                                                          Austin, Texas  78701



ACCEPTED AND AGREED TO:


/s/ D. GEOFFREY ARMSTRONG
--------------------------
Name:    D.Geoffrey Armstrong
Address: 600 Congress Avenue
         Suite 1400
         Austin, Texas  78701

                                     ANNEX A

                               SUBSCRIPTION NOTICE

                    (To be executed upon exercise of Warrant)

         TO CAPSTAR BROADCASTING CORPORATION:

         The undersigned hereby irrevocably elects to exercise the attached Warrant and to purchase thereunder _________ shares of Common Stock in payment of an Exercise Price in an amount equal to $__________.

         Please issue a certificate or certificates for such shares of Common Stock in the following name or names and denominations:



         If said number of shares shall not be all the shares issuable upon exercise of the attached Warrant, a new Warrant is to be issued in the name of the undersigned for the balance remaining of such shares less any fraction of a share paid in cash.



Dated:
       -------------------, ------





                                            -----------------------------------
                                            Note: The above signature should
                                                  correspond exactly with the
                                                  name on the face of the
                                                  attached Warrant or with the
                                                  name of the assignee appearing
                                                  in the assignment form below.

                                     ANNEX B

                                  CERTIFICATION

         The undersigned hereby certifies to Capstar Broadcasting Corporation that he, she or it is:


                  a. an "accredited investor" as that term is defined in Regulation D promulgated pursuant to the Securities Act or any successor regulation, as such provisions may be in effect on the date hereof, and is an "accredited investor" pursuant to Section of such provision; and

                  b. is knowledgeable, sophisticated and experienced in business and financial matters and in securities similar to the Common Stock; is aware of the limitation on the transfer of the Common Stock imposed by applicable securities laws and any limitations on transfer imposed by contracts with the Company or others; and has had access to, or been furnished with, all information about the Common Stock and the Company deemed necessary to conclude that he, she or it has the ability to bear the economic risk of the investment in the Common Stock and to afford the complete loss of such investment.

         IN WITNESS WHEREOF, the undersigned has executed this CERTIFICATION this _____ day of ________________, _____.


For Individuals:                                    For Entities:


------------------                            ---------------------------------
Signature                                           Printed Name of Entity


------------------                             By:
Printed Name                                      -----------------------------
                                                  Name:
                                                       ------------------------
                                                  Title:
                                                        -----------------------

                                    ANNEX C

                         EXECUTIVE EMPLOYMENT AGREEMENT


         THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into July 5, 1998, by and between Capstar Broadcasting Corporation, a Delaware corporation (together with its successors and assigns permitted hereunder, the "Company"), D. Geoffrey Armstrong (the "Executive").


         WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the bests interests of the Company and its stockholders to employ the Executive on the terms and conditions set forth herein.

         NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

         1. EMPLOYMENT PERIOD. Subject to Section 3, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, in accordance with the terms and provisions of this Agreement, for the period commencing on September 1, 1998 and ending on December 31, 2001 (the "Employment Period"); provided, however, that commencing on December 31, 2001 and on each anniversary of such date occurring thereafter, the Employment Period shall automatically be extended for one additional year unless at least six months prior to the ensuing expiration date (but no more than 12 months prior to such expiration date), the Company or the Executive shall have given written notice that it or he, as applicable, does not wish to extend this Agreement (a "Non-Renewal Notice"). Notwithstanding the foregoing, it shall be a condition to the obligations of the parties hereunder that the merger of a subsidiary of the Company with and into SFX Broadcasting, Inc. shall have occurred. The term "Employment Period", as utilized in this Agreement, shall refer to the Employment Period as so automatically extended.

         2. TERMS OF EMPLOYMENT.

                  (a) Position and Duties.

                           (i) During the term of the Executive's employment,
the Executive shall serve as Executive Vice President and the Chief Operating Officer of the Company and, in so doing, shall report to the Chief Executive Officer. The Executive shall have (A) supervision and control over, and responsibility for, the day-to-day operations of the radio broadcasting stations owned by the Company and its subsidiaries, (B) such other powers and duties (including holding officer positions with the Company and one or more subsidiaries of the Company), as may from time to time be prescribed by the Board, and (C) such other powers and duties as are reasonable and customary for an Executive Vice President and the Chief Operating Officer of an enterprise comparable to the Company.

                           (ii) During the term of the Executive's employment,
and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his business time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully, effectively and efficiently such responsibilities. During the term of Executive's employment it shall not be a violation of this Agreement for the Executive to (1) serve on corporate, civic or charitable boards or committees, (2) deliver lectures or fulfill speaking engagements and (3) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

                  (b) Compensation.

                           (i) Base Salary. During the term of the Executive's
employment, the Executive shall receive an annual base salary ("Annual Base Salary"), which shall be paid in accordance with the customary payroll practices of the Company, at least equal to $300,000. Commencing on January 1, 1999, and on each subsequent January 1 as long as the Executive remains an employee of the Company (each such January 1 being herein referred to as an "Adjustment Date"), the Annual Base Salary of the Executive shall be increased by an amount equal to five percent (5%) of the then current Annual Base Salary or such greater amount as the Board in its discretion may determine appropriate. The result of such increase to the then current Annual Base Salary shall constitute the Executive's Annual Base Salary commencing on the Adjustment Date then at hand and continuing until the next Adjustment Date. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

                           (ii) Bonuses. The Executive shall be entitled to
receive an annual performance bonus in the amount equal to $100,000 (prorated for any partial years) or such greater amount as the Board in its discretion may determine appropriate.

                           (iii) Incentive, Savings and Retirement Plans. During
the term of the Executive's employment, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other executives of the Company ("Investment Plans").

                           (iv) Welfare Benefit Plans. During the term of the
Executive's employment, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs ("Welfare Plans") provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other executives of the Company.

                           (v) Automobile Allowance. During the term of the
Executive's employment, the Executive shall be entitled to receive a monthly automobile allowance equal to $1,200, which shall be paid monthly in accordance with the customary practices of the Company.

                           (vi) Perquisites. During the term of the Executive's
employment, the Executive shall be entitled to receive (in addition to the benefits described above) such perquisites and fringe benefits appertaining to his position in accordance with any practice established by the Board.

                           (vii) Expenses. During the term of the Executive's
employment, the Executive shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company.

                           (viii) Vacation and Holidays. During the term of the
Executive's employment, the Executive shall be entitled to paid vacation and paid holidays in accordance with the plans, policies, programs and practices of the Company for its executive officers.

                           (ix) Stock Options; Warrants. In addition to any
benefits the Executive may receive pursuant to paragraph 2(b)(iii), as may be determined appropriate by the Board, the Company may, from time to time, grant Executive stock options (the "Executive Options") exercisable for shares of capital stock of the Company and subject to the terms of this Agreement, such Executive Options shall have such terms and provisions as may be determined appropriate by the Board. Any such Executive Options will be granted under the Company's 1997 Stock Option Plan or a successor plan of the Company (the "Stock Option Plan"). Contemporaneously with the execution and delivery of this Agreement, the Company is issuing to the Executive stock purchase warrants for the purchase of an aggregate of 200,000 shares of Class A Common Stock of the Company ("Warrants") having an exercise price of $14.00 per share.

                           (x) Country Club. During the term of the Executive's
employment, the Company shall pay (1) the initiation fee (up to $25,000) for the Executive to join a country club in the Austin, Texas area, and (2) the Executive's regular monthly dues at such club.

         3. TERMINATION OF EMPLOYMENT.

                  (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), the Company may give to the Executive written notice in accordance with Section 11(b) of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the Executive's inability to perform his duties and obligations hereunder for a period of 180 consecutive days due to mental or physical incapacity as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).

                  (b) Cause or Board Termination. The Company may terminate the Executive's employment during the Employment Period for Cause or without Cause. For purposes of this Agreement, "Cause" shall mean (i) a breach by the Executive of the Executive's obligations under Section 2(a) (other than as a result of physical or mental incapacity) which constitutes a continued material nonperformance by the Executive of his obligations and duties thereunder, as reasonably determined by the Board, and which is not remedied within 30 days after receipt of written notice from the Company specifying such breach, (ii) commission by the Executive of an act of fraud upon, or willful misconduct toward, the Company, as reasonably determined by a majority of the disinterested members of the Board (neither the Executive nor members of his family being deemed disinterested for this purpose) after a hearing by the Board following ten days' notice to the Executive of such hearing, (iii) a material breach by the Executive of Section 6 or Section 9, (iv) the conviction of the Executive of any felony (or a plea of nolo contendere thereto); or (v) the failure of the Executive to carry out, or comply with, in any material respect any directive of the Board consistent with the terms of this Agreement, which is not remedied within 30 days after receipt of written notice from the Company specifying such failure. The refusal by the Executive, for any reason or no reason, to submit to any drug, intelligence or other form of test (including a polygraph test) shall not constitute "Cause" herein. For purposes of this Agreement, a "Board Determination" shall mean a determination by the Board (which is evidenced by one or more written resolutions to such effect) (i) to terminate the Executive's employment during the Employment Period based upon the Board's dissatisfaction with the manner in which the Executive has performed his obligations and duties under Section 2(a) and (ii) that Cause does not exist as a basis for such termination. For purposes of this Agreement, "without Cause" shall mean a termination by the Company of the Executive's employment during the Employment Period pursuant to a Board Determination or for any other reason other than a termination based upon Cause, death or Disability.

                  (c) Good Reason. The Executive's employment may be terminated during the Employment Period by the Executive for Good Reason or without Good Reason; provided, however, that the Executive agrees not to terminate his employment for Good Reason unless (i) the Executive has given the Company at least 30 days' prior written notice of his intent to terminate his employment for Good Reason, which notice shall specify the facts and circumstances constituting Good Reason, and (ii) the Company has not remedied such facts and circumstances constituting Good Reason within such 30-day period. For purposes of this Agreement, "Good Reason" shall mean:

                           (i) the assignment to the Executive of any duties
inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(a), expressly including any requirement that the Executive report to any officer of the Company other than
R. Steven Hicks, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive (without limiting the foregoing, the Company and the Executive agree that the delegation of the authority, duties or responsibilities of the Executive to another person or persons, including any committee, shall be deemed to be an action by the Company which results in a material diminution in the Executive's position, authority, duties, or responsibilities as contemplated by Section 2(a)), provided, however, that Good Reason may not be asserted by the Executive under this clause (i) of Section 3(c) after a Non-Renewal Notice has been given by either the Company or the Executive;

                           (ii) any termination or material reduction of a
material benefit under any Investment Plan or Welfare Plan in which the Executive participates unless (1) there is substituted a comparable benefit that is economically substantially equivalent to the terminated or reduced benefit prior to such termination or reduction or (2) benefits under such Investment Plan or Welfare Plan are terminated or reduced with respect to all employees previously granted benefits thereunder;

                           (iii) any failure by the Company to comply with any
of the provisions of Section 2(b), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                           (iv) any failure by the Company to comply with and
satisfy Section 8(c), provided that such successor has received at least ten days prior written notice from the Company or the Executive of the requirements of Section 8(c);

                           (v) the relocation or transfer of the Executive's
principal office to a location more than 20 miles from the Company's current executive offices as such are maintained on the date hereof in the city of Austin, Texas;

                           (vi) the failure of the Executive to be elected or
appointed to serve as a member of the Board (including the Board of Directors of any successor or assign of the Company) or the removal of the Executive from the Board without Cause; or

                           (vii) without limiting the generality of the
foregoing, any material breach by the Company or any of its subsidiaries or other affiliates (as defined below) of (1) this Agreement or (2) any other agreement between the Executive and the Company or any such subsidiary or other affiliate.

         As used in this Agreement, "affiliate" means, with respect to a person, any other person controlling, controlled by or under common control with the first person; the term "control," and correlative terms, means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person; and "person" means an individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a government or agency or political subdivision thereof.

                  (d) Notice of Termination. Any termination by the Company for Cause or without Cause, or by the Executive for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b). For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and
(iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall not be more than 15 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

                  (e) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein pursuant to Section 3(d), as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause, the date on which the Company notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

         4. OBLIGATIONS OF THE COMPANY UPON TERMINATION.

                  (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive's employment other than for either Cause or Disability or the Executive shall terminate his employment for Good Reason, and the termination of the Executive's employment in any case is not due to his death or Disability:

                           (i) The Company shall pay to the Executive in a lump
sum in cash within ten days after the Date of Termination the aggregate of the following amounts: (1) the sum of the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid and any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay ("Accrued Obligations"); (2) the sum of two times the Executive's then current Annual Base Salary; and (3) any amount arising from Executive's participation in, or benefits under, any Investment Plans ("Accrued Investments"), which amounts shall be payable in accordance with the terms and conditions of such Investment Plans.

                           (ii) At the Executive's election, the Company shall
reimburse Executive for, or pay on behalf of Executive, the cost of the monthly premiums paid by or allocable to Executive for medical and dental insurance coverage for Executive pursuant to the continuation coverage requirements of
Section 4980B(f) of the Internal Revenue Code of 1986, as amended (the "Code"). The consideration payable to Executive under this subsection (a)(ii) shall continue until the earlier of (A) the date which is 18 months after the Date of Termination, or, if shorter, until the end of the maximum required period for which continuation coverage is required to be offered under Code Section 4980B(f)(2)(B), or (B) the date Executive has commenced new employment and has thereby become eligible for comparable medical benefits.

                           (iii) Notwithstanding the terms or conditions of any
Executive Option or any similar stock option, stock appreciation right or similar agreements between the Company and the Executive, the Executive shall vest, as of the Date of Termination, in all rights under such agreements (i.e., Executive Options that would otherwise vest after the Date of Termination, excluding the Warrants, the vesting and exercisability of which shall be subject to the express terms of the Warrants) and thereafter shall be permitted to exercise any and all such rights until the earlier to occur of (x) the expiration of such Executive Option, stock option, stock appreciation right or similar agreement pursuant to its terms or (y) 5:00 p.m., Dallas, Texas time, on the 90th day after the Date of Termination; provided, however, the provisions of this clause (iii) of this Section 4(a) shall not apply to a termination of the Executive's employment during the Employment Period that is made by the Company pursuant to a Board Determination.

                  (b) Death or Disability. If the Executive's employment is terminated by reason of the Executive's death or Disability during the Employment Period, the Company shall pay to his legal representatives (i) in a lump sum in cash within ten days after the Date of Termination the aggregate of the following amounts: (A) an amount equal to the Executive's then current Annual Base Salary; and (B) the Accrued Obligations; and (ii) the Accrued Investments which shall be payable in accordance with the terms and conditions of the Investment Plans. In addition, at the option of the Executive's family, the Company agrees to reimburse Executive's family for, or pay on behalf of Executive's family, the cost of the monthly premiums allocable to Executive's family for medical and dental insurance coverage provided for Executive's family with respect to the Company's group health plan pursuant to the continuation coverage requirements of Section 4980B(f) of the Code, for a period of 12 months after the Date of Termination. Further, notwithstanding the terms or conditions of any Executive Options, stock option, stock appreciation right or similar agreements between the Company and the Executive, the Executive shall vest, as of the Date of Termination, in all rights under such agreements (i.e., Executive Options, stock options that would otherwise vest after the Date of Termination) and thereafter his legal representatives shall be permitted to exercise any and all such rights until the earlier to occur of (x) the expiration of such Executive Option, stock option, stock appreciation right or similar agreement pursuant to its terms or (y) the first anniversary of the Date of Termination. The Company shall have no further payment obligations to the Executive or his legal representatives under this Agreement.

                  (c) Cause; Other than for Good Reason. If the Executive's employment shall be terminated by the Company for Cause or by the Executive without Good Reason during the Employment Period, the Company shall have no further payment obligations to the Executive other than for payment of Accrued Obligations, Accrued Investments (which shall be payable in accordance with the terms and conditions of the Investment Plans), and the continuance of benefits under the Welfare Plans to the Date of Termination.

         5. FULL SETTLEMENT, MITIGATION. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. Neither the Executive nor the Company shall be liable to the other party for any damages in addition to the amounts payable under Section

4 arising out of the termination of the Executive's employment prior to the end of the Employment Period; provided, however, that the Company shall be entitled to seek damages for any breach of Sections 6, 7 or 9 or criminal misconduct.

         6. CONFIDENTIAL INFORMATION.

                  (a) The Executive acknowledges that the Company and their affiliates have trade, business and financial secrets and other confidential and proprietary information (collectively, the "Confidential Information"). As defined herein, Confidential Information shall not include (i) information that is generally known to other persons or entities who can obtain economic value from its disclosure or use and (ii) information required to be disclosed by the Executive pursuant to a subpoena or court order, or pursuant to a requirement of a governmental agency or law of the United States of America or a state thereof or any governmental or political subdivision thereof; provided, however, that the Executive shall take all reasonable steps to prohibit disclosure pursuant to subsection (ii) above.

                  (b) The Executive agrees (i) to hold such Confidential Information in confidence and (ii) not to release such information to any person (other than Company employees and other persons to whom the Company has authorized the Executive to disclose such information and then only to the extent that such Company employees and other persons authorized by the Company have a need for such knowledge).

                  (c) The Executive further agrees not to use any Confidential Information for the benefit of any person or entity other than the Company.

         7. SURRENDER OF MATERIALS UPON TERMINATION. Upon any termination of the Executive's employment, the Executive shall immediately return to the Company all copies, in whatever form, of any and all Confidential Information and other properties of the Company and their affiliates which are in the Executive's possession, custody or control.

         8. SUCCESSORS.

                  (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                  (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                  (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         9. NON-COMPETITION.

                  (a) The term of Non-Competition (herein so called) shall be for a term beginning on the date hereof and continuing until (i) if this Agreement is terminated during the Employment Period by either the Company or the Executive for any reason, the first anniversary of the Date of Termination or (ii) if the Employment Period expires by reason of a Non-Renewal Notice, the last day of the Employment Period. If this Agreement is terminated by the Executive for Good Reason prior to the beginning of the Employment Period the Executive shall not be bound by the provisions of this Section 9.

                  (b) During the term of Non-Competition, the Executive will not (other than for the benefit of the Company pursuant to this Agreement) directly or indirectly, individually or as an officer, director, employee, shareholder, consultant, contractor, partner, joint venturer, agent, equity owner or in any capacity whatsoever, (i) engage in any radio broadcasting business that transmits a primary or city-grade signal within a Metro Survey Area (as currently defined by The Arbitron Company in its Radio Markets Reports) in which a station directly operated by the Company transmits a primary or city-grade signal (1), with respect to the term of Non-Competition that is during the Executive's employment, during such term of employment, and (2), with respect to the term of Non-Competition that is after the term of the Executive's employment, on the Date of Termination (all such areas being collectively called the "Geographic Area") (a "Competing Business"), (ii) hire, attempt to hire, or contact or solicit with respect to hiring any employee of the Company, or (iii) divert or take away any customers or suppliers of the Company in the Geographic Area. Notwithstanding the foregoing, the Company agrees that none of the following shall constitute a violation by Executive of this Section 6; (A) ownership by the Executive of less than five percent of the outstanding voting securities of any publicly traded company that is a Competing Business so long as the Executive does not otherwise participate in such competing business in any way prohibited by the preceding sentence, (B) Executive serving in the capacity of director of SFX Entertainment, Inc., or (C) ownership of less than a 5% voting or equity interest in Resource Media, Phoenix. As used in this Section 9(b) (and in Section 6), "Company" shall include the Company and any of its subsidiaries.

                  (c) During the term of Non-Competition, the Executive will not use the Executive's access to, knowledge of, or application of Confidential Information to perform any duty for any Competing Business; it being understood and agreed to that this Section 9(c) shall be in addition to and not be construed as a limitation upon the covenants in Section 9(b) hereof.

                  (d) The Executive acknowledges that the geographic boundaries, scope of prohibited activities, and time duration of the preceding paragraphs are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of the Company's proprietary information, plans and services and to protect the other legitimate business interests of the Company.

         10. EFFECT OF AGREEMENT ON OTHER BENEFITS. The existence of this Agreement shall not prohibit or restrict the Executive's entitlement to full participation in the executive compensation, employee benefit and other plans or programs in which executives of the Company are eligible to participate.

         11. MISCELLANEOUS.

                  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. Whenever the terms "hereof", "hereby", "herein", or words of similar import are used in this Agreement they shall be construed as referring to this Agreement in its entirety rather than to a particular section or provision, unless the context specifically indicates to the contrary. Any reference to a particular "Section" or "paragraph" shall be construed as referring to the indicated section or paragraph of this Agreement unless the context indicates to the contrary. The use of the term "including" herein shall be construed as meaning "including without limitation." This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                  (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Executive:       D. Geoffrey Armstrong
                                    Capstar Broadcasting Corporation
                                    600 Congress Avenue, Suite 1400
                                    Austin, Texas 78701

                                    and

                                    D. Geoffrey Armstrong
                                    4301 Michael's Cove
                                    Austin, Texas  78701

         If to the Company:         Capstar Broadcasting Corporation
                                    600 Congress Avenue, Suite 1400
                                    Austin, Texas 78701
                                    Attn: William S. Banowsky, Jr.

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                  (c) If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

                  (d) The Company agrees to attempt to obtain and maintain a director's and officer's liability insurance policy during the term of the Executive's employment covering the Executive on commercially reasonable terms, and the amount of coverage shall be reasonable in relation to the Executive's position and responsibilities hereunder; provided, however, that such coverage may be reduced or eliminated to the extent that the Company reduces or eliminates coverage for its directors and executives generally.

                  (e) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                  (f) The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

                  (g) The Executive acknowledges that money damages would be both incalculable and an insufficient remedy for a breach of Section 6 or 9 by the Executive and that any such breach would cause the Company irreparable harm. Accordingly, the Company, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting of bond or other security, to equitable relief, including injunctive relief and specific performance, in connection with a breach of Section 6 or 9 by the Executive.

                  (h) The provisions of this Agreement constitute the complete understanding and agreement between the parties with respect to the subject matter hereof.

                  (i) This Agreement may be executed in two or more counterparts.

                  (j) In the event any dispute or controversy arises under this Agreement and is not resolved by mutual written agreement between the Executive and the Company within 30 days after notice of the dispute is first given, then, upon the written request of the Executive or the Company, such dispute or controversy shall be submitted to arbitration to be conducted in accordance with the rules of the American Arbitration Association. Judgment may be entered thereon and the results of the arbitration will be binding and conclusive on the parties hereto. Any arbitrator's award or finding or any judgment or verdict thereon will be final and unappealable. All parties agree that venue for arbitration will be in Austin, Texas, and that any arbitration commenced in any other venue will be transferred to Austin, Texas, upon the written request of any party to this Agreement. All arbitrations will have three individuals acting as arbitrators: one arbitrator will be selected by the Executive, one arbitrator will be selected by the Company, and the two arbitrators so selected will select a third arbitrator. Any arbitrator selected by a party will not be affiliated, associated or related to the party selecting that arbitrator in any matter whatsoever. The decision of the majority of the arbitrators will be binding on all parties. The Company shall be responsible for paying its own and the Executive's attorneys fees, costs and other expenses pertaining to any such arbitration and enforcement regardless of whether an arbitrator's award or finding or any judgment or verdict thereon is entered against the Executive. The Company shall promptly (and in no event after ten days following its receipt from the Executive of each written request therefor) reimburse the Executive for his reasonable attorneys fees, costs and other expenses pertaining to any such arbitration and the enforcement thereof.

                  (k) Sections 6 and 9 of this Agreement shall survive the termination of this Agreement.

                  (l) The Company agrees to reimburse the Executive for the reasonable fees and expenses of Executive's counsel incurred in connection with the negotiation of this Agreement.

         IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from the Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

                                    EXECUTIVE



                                    /s/ D. Geoffrey Armstrong
                                    --------------------------------------------
                                    D. Geoffrey Armstrong


                                    CAPSTAR BROADCASTING CORPORATION



                                    /s/ R. Steven Hicks
                                    --------------------------------------------
                                    By:    R. Steven Hicks
                                    Title: President and Chief Executive Officer